Exhibit 10.13

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is between Jay Levy (“Executive”) and Unigene Laboratories, Inc. (“Unigene”), dated the 16th day of March, 2010.

WHEREAS, Executive was employed by Unigene pursuant to an Employment Agreement dated January 1, 2000, as amended by a First Amendment dated December 22, 2008; and

WHEREAS, Unigene will terminate Employee’s employment without “cause,” as that term is defined in Employee’s Employment Agreement, effective as of the occurrence of the First Restated Closing under that certain Amended and Restated Financing Agreement, dated as of March 16, 2010, by and among Unigene, the lenders party thereto and Victory Park Management, LLC, as agent (the “Termination Date”).

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1.           Compensation and Benefits.

(a)           Unigene will pay severance to Executive in a lump sum equal to Executive’s current annual salary ($71,250), which will be paid as soon as practicable following the Termination Date, but no later than 90 days thereafter.

(b)           All options currently issued and held by Executive as of the Termination Date, including any under the terms of Unigene’s 2006 Stock-Based Incentive Compensation Plan, as amended (or any predecessor plan) (the “Plan”), will remain exercisable until the earlier of (i) three and one-half (3 1/2) years after Executive’s Termination Date or (ii) the date the exercise period for the options would have expired if Executive had remained in his current positions as a director and employee.

(c)           If permitted pursuant to the Unigene healthcare plan governing documents in effect as of the date of this Agreement, Executive will continue to receive healthcare benefits under Unigene’s healthcare plan, with Unigene’s paying that portion of the premium associated with the coverage that it would pay if Executive was then a current eligible employee and with family coverage at least as favorable to Executive as the most extensive healthcare benefit offered by Unigene to any employee, for a period of one (1) year following the Termination Date, at which time Executive’s healthcare benefits under Unigene’s healthcare plan will end, and Executive will receive a notification of COBRA rights.  If for any reason Unigene cannot continue Executive’s healthcare coverage under the terms of the immediately preceding sentence under Unigene’s regular healthcare plan after the Termination Date, Unigene will pay Executive’s COBRA payments for a period of one (1) year following the Termination Date.  In no event shall Unigene be required to provide individual or family healthcare coverage to Executive or his family except as part of Unigene’s regular healthcare plan or under COBRA.  Unigene shall not be required to amend its healthcare plan to comply with this paragraph.

2.           Resignation of Board Position.  In exchange for the good and valuable consideration set forth above, Executive will immediately resign from his position as Chairman of Unigene’s Board of Directors, which resignation shall be effective upon the Termination Date.  Notwithstanding his resignation, Executive will be invited as an observer to all future meetings of Unigene’s Board of Directors, provided Executive executes and delivers to Unigene a confidentiality agreement in a form satisfactory to Unigene prior to any such meeting.

3.           D&O Coverage and Indemnification.  In addition to any rights to indemnification to which Executive is entitled under Unigene’s Certificate of Incorporation and Bylaws, Unigene shall indemnify Executive at all times after his employment terminates pursuant to this agreement to the maximum extent permitted under the Delaware General Corporation Law or any successor provision thereof, including its provisions regarding advancement of costs and attorneys’ fees, in connection with any action, suit, investigation or proceeding based in whole or in part upon Executive’s actions, inaction, or status as an employee, officer, or director of Unigene.  At all times during and after the termination of Executive’s employment, Executive shall be covered to the same extent as directors of the Board or officers under any directors and officers liability insurance policy maintained in effect by Unigene.

4.           Binding Effect.  This Agreement is binding upon and shall inure to the benefit of anyone who succeeds to the rights, interests or responsibilities of the parties.

5.           Entire Agreement.  This Agreement is the entire agreement between Executive and Unigene with respect to Executive’s termination of employment and position as Chairman of the Board.  It supersedes any existing oral or written agreements with respect to Executive’s employment or termination of employment with Unigene and position as Chairman of the Board.

6.           Amendment.  This Agreement cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

7.           Governing Law.  This Agreement shall be interpreted in accordance with the laws of the State of New Jersey, without regard to its principles of conflicts of law.

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                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year above written.

/s/ Jay Levy
JAY LEVY

Dated:  March 16, 2010

UNIGENE LABORATORIES, INC.

By: /s/ William Steinhauer

Name: William Steinhauer
Title:  Vice President of Finance

Dated:  March 16, 2010